CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of October 1, 2009 (the “Effective Date”) by and between Micromet, Inc., with its principal place of business at 6707 Democracy Boulevard, Bethesda, MD 20817 (“Micromet”) and  Dr. Carsten Reinhardt (“Consultant”) (each of Micromet and Consultant also referred to as a “Party”, and jointly as the “Parties”).

BACKGROUND

A.	Micromet designs and develops antibody based drugs.

B.	Consultant has expertise in the field of oncology and drug development.

C.	Consultant and Micromet have entered into a separation agreement pursuant to which Consultant’s employment at Micromet ended effective as of September 30, 2009.

D.
The Parties desire to enter into an arrangement on the terms and conditions set forth in this Agreement, whereby Consultant will perform certain services to Micromet for a transition period following the termination of employment.

AGREEMENT

1.	General Obligations

1.1	Consultant will perform the services detailed in Exhibit 1 (“Services”) for up to two (2) days per calendar month with a maximum of five (5) days over the entire period of this agreement.

1.2	Consultant will use best efforts to perform the Services in a professional manner consistent with industry standards, and in compliance with applicable laws, statutes, ordinances and/or regulations.

2.	Compensation

With the signing of this consulting agreement, the vesting of Consultant’s stock options pursuant to the Separation Agreement will be extended from June 30, 2010 to September 30, 2010.

MT_Consulting_Carsten_Reinhardt_ page 1 of 5

3.	Intellectual Property

All rights, title and interest in any results, data, know how, process, improvement, formula, method or inventions disclosed or developed in the performance of the Services (“Work Product”) will be owned by Micromet.  Consultant agrees to assign, and hereby assigns to Micromet all of his rights, title and interest in any Work Product. Without limitation, Micromet will have the exclusive right to economically exploit the Work Product on a worldwide basis, and to grant third parties licenses to the Work Product. Consultant hereby warrants and represents that  it has the right to assign to Micromet the Work Product as provided herein, and that such assignment does not infringe or breach any legal provisions or contractual obligations.

4.	Treatment of Confidential Information

4.1
Consultant hereby agrees not to use the Work Product or any written or oral information disclosed by Micromet to Consultant (“Confidential Information”) for purposes other than performing his obligations under this Agreement, and not to commercially or scientifically exploit such Confidential Information or use it for any kind of business competition, and to hold in strict confidence all Confidential Information. The same applies to any information disclosed by a third party (“Confidential Information of Third Parties”) during the services rendered under this Agreement by Consultant.

4.2	Excepted from such secrecy and non-use obligation pursuant to subsection 4.1 above will be Confidential Information and Confidential Information of Third Parties which:

(a)	is in the public domain at the time of disclosure;

(b)	is published or otherwise becomes part of the public do main through no fault of Consultant;

(c)	was in the possession of Consultant at the time of disclosure, as shown by prior written records or becomes available from a third party who has the right to disclose it;

(d)
must be disclosed to the governmental agencies as required by law; provided that Consultant provides written notice to Micromet at least 10 business days prior to such disclosure and cooperates with Micromet to limit and restrict such disclosure as reasonably requested by Micromet.

4.3
Consultant will ensure that no unauthorized person is able to use any Confidential Information and Confidential Information of Third Parties, and will inform Micromet promptly upon learning of any unauthorized use of Confidential Information or Confidential Information of Third Parties.

4.4
Upon request of Micromet, Consultant will promptly return all Confidential Information and Confidential Information of Third Parties, including any copies thereof, and any documents, notes, and computer files containing Confidential Information or Confidential Information of Third Parties.

MT_Consulting_Carsten_Reinhardt page 2 of 5

4.5	The obligations of Consultant under this Section 4 extend during the term of this Agreement and for 10 years thereafter.

5.	Term and Termination

5.1	This Agreement is shall expire on December 31, 2009.

5.2
The provisions of Sections 3, 4, 5.2, and 6 will survive any expiration or termination of this Agreement. Upon expiration or termination of this Agreement, Consultant will promptly provide to Micromet all Confidential Information, including without limitation any documents, records or other material generated in connection with the Services. Consultant hereby expressly waives any right of retention with respect thereto.

6.	General Provisions

6.1
Consultant hereby warrants and represents that Consultant has the right to render the Services, and that no other legal or contractual obligations, including without limitation any obligations under any employment or other consulting contract, will be breached by entering into or performing Consultants’ obligations under this Agreement.

6.2
This Agreement sets forth the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes and merges all prior oral and written agreements, discussions and understandings between the Parties with respect to the subject matter hereof, and neither of the Parties will be bound by any conditions, inducements or representations other than as expressly provided for herein.

6.3
In making and performing this Agreement, Micromet and Consultant act and will act at all times as independent contractors, and, except as expressly set forth herein, nothing contained in this Agreement will be construed or implied to create an agency, partnership or employer and employee relationship between them.

6.4	This Agreement may not be amended or modified except in a writing duly executed by authorized representatives of both Parties.

6.5	Consultant will not assign any of its rights or delegate any of its duties hereunder without the prior written consent of Micromet.

6.6
No waiver of any rights or obligations under this Agreement will be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of such waiver is sought.  Any such waiver will constitute a waiver only with respect to the specific matter described therein and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time.  Any delay or forbearance by either Party in exercising any right hereunder will not be deemed a waiver of that right.

MT_Consulting_Carsten_Reinhardt page 3 of 5

6.7
If individual provisions of this Agreement are invalid or unenforceable, the validity of the residual part of this Agreement will not be affected, and the invalid or unenforceable provision will be replaced by a valid and enforceable provision which corresponds to the extent possible to the sense and purpose of the provision to be replaced.

6.8
This Agreement shall be governed and construed in accordance with the laws of the Federal Republic of Germany. As far as legally possible, place of jurisdiction for all disputes arising out of this Agreement shall be Munich.

By:	/s/ Carsten Reinhardt

Name: Carsten Reinhardt

Micromet, Inc.:

By:	/s/ Christian Itin

Name: Christian Itin

Title: President and CEO

MT_Consulting_Carsten_Reinhardt page 4 of 5

Exhibit 1

Services

•	Reviewing and commenting on drafts of CDPs, protocols, publications, regulatory applications and filings, and other documents

•	Participating in meetings with the CEO and company staff relating to clinical strategy

MT_Consulting_Carsten_Reinhardt_ page 5 of 5